Exhibit 10.19

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (hereinafter, this “Amendment”) is executed as of January 14, 2009, by and among BANCTEC, INC., a Delaware corporation (“Borrower”), the other Credit Parties signatory thereto, the financial institutions party thereto as Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, in its capacity as Agent for the Lenders (“Agent”).

RECITALS

WHEREAS, Borrower, Credit Parties, Agent and Lenders are parties to that certain Amended and Restated Credit Agreement, dated as of February 7, 2008 (as amended, supplemented or otherwise modified, the “Credit Agreement”); and

WHEREAS, Borrower, Credit Parties, Agent and Lenders desire to amend the Credit Agreement, in each case, in the manner, and subject to the terms and conditions, provided below.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.01                        Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement, as amended hereby.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT; OTHER AGREEMENTS

2.01                        Amendment to Section 1.9(b).  Effective as of the Effective Date, Section 1.9(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b)                           Unused Facility Fee.  The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a fee (the “Unused Facility Fee”) in an amount equal to

(i)                                     the Aggregate Revolving Loan Commitment, less

(ii)                                  the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily amount of Letter of Credit Obligations, in each case, during the preceding month, multiplied by one-half of one percent (0.5%) per annum.  Such fee shall be payable monthly in arrears on the first day of the month following the Second Amendment Effective Date and the first day of each month thereafter.  The Unused Facility Fee provided in this subsection 1.9(b) shall accrue at all times from and after the Second Amendment Effective Date.”

2.02                        Amendment to Section 1.12.  Effective as of the Effective Date, Section 1.12 of the Credit Agreement is hereby amended and restated to read in its entirety to read as follows:

“1.12                     Increases in Revolving Loan Commitment.  Borrower shall have the right from time to time during the four (4) year period immediately following the Closing Date upon not less than fifteen (15) Business Days’ prior written notice to Agent to request an increase in the then applicable Aggregate Revolving Loan Commitment in incremental amounts equal to $5,000,000 from existing Lenders and/or new lenders acceptable to Agent; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time such request is made or at the time such increase is to become effective, (ii) the Aggregate Revolving Loan Commitments of Lenders (including any new lenders) shall in no event exceed $100,000,000 minus the amount of the original aggregate principal amount of any Subordinated Indebtedness incurred under Section 5.5(j), (iii) Borrower shall have paid to Lenders that agree to increase their Revolving Loan Commitment or such new lenders a commitment fee in an amount to be mutually agreed on by Borrower and such Lenders or new lenders with respect to the amount of the requested increase, (iv) Borrower shall have delivered to Agent an amendment to this Agreement reflecting the requested increase, (v) Borrower shall have duly executed and delivered to Lenders that agree to increase their Revolving Loan Commitment Notes or such new lenders, if requested by such Lenders or such new lenders, in the amount of the requested increase, (vi) if requested by Agent, Borrower shall have delivered to Agent, such opinions and authority documentation as Agent may reasonably require, with respect to the due authorization, execution and delivery and enforceability of such amendment to this Agreement and such additional Notes, (vii) after giving effect to any Revolving Loans made pursuant to such increase, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered and (viii) the interest rate with respect to all Revolving Loans shall be the same.  Borrower acknowledges and agrees that no Lender shall be under any obligation to increase its Revolving Loan Commitment hereunder.”

2.03                        Amendment to Section 5.1.  Effective as of the Effective Date, Section 5.1 of the Credit Agreement is hereby amended to add a new subsection (t) immediately following subsection (s) to read as follows:

“(t)                              Liens securing Subordinated Indebtedness permitted under Section 5.5(j); provided such Lien is subordinated to the Liens of Agent under the Loan Documents pursuant to documentation in form and substance satisfactory to Agent.”

2.04                        Amendment to Section 5.5(j).  Effective as of the Effective Date, Section 5.5(j) of the Credit Agreement is hereby amended and restated to read in its entirety to read as follows:

“(j)                               Subordinated Indebtedness of the Borrower in an aggregate amount not to exceed $25,000,000 at any time outstanding pursuant to documentation in form and substance satisfactory to Agent;”

2.05                        Amendment to Section 11.1.  Effective as of the Effective Date, Section 11.1 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Second Amendment Effective Date” means December    , 2008.

“ITSM Disposition” shall have the meaning assigned to such term in the Second Amendment to Amended and Restated Credit Agreement dated as of the Second Amendment Effective Date.

2.06                        Amendment to Section 11.1.  Effective as of the Effective Date, Section 11.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety to read as follows:

““Applicable Margin” means:

(a)                                  for the period commencing on the Second Amendment Effective Date through the last day of the month during which financial statements for March 31, 2009 are delivered: (w) if a Base Rate Loan, two and one-half of one percent (2.50%) per annum, (x) if a LIBOR Rate Loan, four percent (4.00%) per annum, and (y) Applicable L/C Margin shall be equal to four percent (4.00%); and

(b)                                 thereafter, the Applicable Margin shall equal the applicable LIBOR Margin, Base Rate Margin or L/C Margin in effect from time to time determined as set forth below based upon the applicable Total Leverage Ratio then in effect pursuant to the appropriate column under the table below:

If Total Leverage Ratio is:	Level of Applicable Margins:
< 1.0	Level I
< 2.0, but > 1.0	Level II
>2.0	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Base Rate Margin	2.25%	2.50%	2.75%
Applicable Revolver LIBOR Margin	3.75%	4.00%	4.25%
Applicable L/C Margin	3.75%	4.00%	4.25%

The Applicable Margins shall be adjusted from time to time upon delivery to the Agent of the monthly financial statements for the last month of each calendar quarter required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Total Leverage Ratio certified on behalf of the Borrower by a Responsible Officer as of the end of the fiscal month for which such financial statements are delivered.  If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the month following the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such fiscal month by the date required pursuant to Section 4.1, then, at the Agent’s election, effective as of the first day of the month following the end of the fiscal month during which such financial statements were to have been delivered, and continuing through the first day of the month following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above.  Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

“Base Rate” means, at any time, a rate per annum equal to the higher of (a) the higher of (i) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent) and (ii) the sum of 3.00% per annum and the Federal Funds Rate and (b) the sum of (x) LIBOR for an Interest Period of three months, plus (y) 1.50% per annum.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “Prime Rate”, the Federal Funds Rate or LIBOR.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income or franchise taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock or Stock Equivalents, (vii) any aggregate net loss on the sale of Property (other than Accounts and Inventory) outside the Ordinary Course of Business, and (ix) any other non-cash losses or charges that have been deducted in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary (other than a Credit Party) of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.  Solely for purposes of calculating the Total Leverage Ratio, Senior Leverage Ratio and the Fixed Charge Coverage Ratio and notwithstanding (1) and (8) above to the contrary, EBITDA shall be calculated on a pro forma basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the test period thereof as if each such Permitted Acquisition had been effected on the first day of such period for which financial statements are available at the time of determination thereof, adjusted by verifiable expense reductions, including excess owner compensation, if any, which are expected to be realized, in each case calculated by the Borrower and approved by the Agent and Required Lenders.  Notwithstanding the foregoing, with respect to any period during which the ITSM Disposition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Article VI of this Agreement and for purposes of determining the Maximum Revolving Loan Balance, EBITDA shall be calculated with respect to such period on a pro forma basis using, if available, the historical audited financial statements of any business or assets sold or to be sold and the consolidated financial statements of Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction had been consummated at the beginning of such period; provided that the corporate shared services allocated to EBITDA with respect to the Subject Transaction shall not exceed $3,000,000 for the trailing twelve months ending December 31, 2008.

“LIBOR” means, for each Interest Period, the greater of (a) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period and (b) 3.00% per annum.  If no such offered rate exists under the foregoing clause (a), such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.”

ARTICLE III

CONDITIONS PRECEDENT

3.01                        Conditions to Effectiveness.  Notwithstanding anything herein to the contrary, the effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by Agent (the date of satisfaction of such conditions being the “Effective Date”):

(a)                                  Agent shall have received, in form and substance satisfactory to Agent and duly executed by each party thereto:

(i)                                     this Amendment, and

(ii)                                  such additional documents, instruments and information as Agent or its legal counsel, Patton Boggs LLP, may request;

(b)                                 Borrower shall have paid to Agent, for the benefit of the Lenders, an amendment fee in the amount of $137,500, which shall be deemed fully earned and nonrefundable on the date hereof; and

(c)                                  All corporate proceedings taken in connection with the transactions contemplated by this Amendment and the agreements described in clause (a) above and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel, Patton Boggs LLP.

ARTICLE IV

LIMITED CONSENT

4.01                        Borrower has advised Agent and the Lenders that it desires to sell (a) the Purchased Assets (as defined in the Purchase Agreement (as defined below)), and (b) the Purchased Shares (as defined in the Purchase Agreement) in accordance with and pursuant to the transactions contemplated by that certain Purchase Agreement (the “Purchase Agreement”) dated as of December 11, 2008 by and between Borrower, BTC International Holdings, Inc. and Qualxserv Holdings LLC (the “Purchaser”) (such sales, collectively, the “ITSM Disposition”).

Borrower has requested (i) permission from Agent and Lenders to consummate the ITSM Disposition, (ii) that the Agent and Lenders waive the covenants embodied in Section 5.2 of the Credit Agreement to the extent that such covenants would be deemed violated solely due to the consummation of the ITSM Disposition and (iii) that Agent release its liens solely with respect to the assets sold pursuant to, and in accordance with, the Purchase Agreement.

Subject to the terms, conditions and provisions of this Amendment, each of Lenders and Agent hereby (i) consents to the consummation of the ITSM Disposition, (ii) waives the covenants embodied in Section 5.2 of the Credit Agreement to the extent such covenant would be deemed violated solely due to the consummation of the ITSM Disposition and (iii) agrees to release their liens solely with respect to the assets sold pursuant to, and in accordance with, the Purchase Agreement.  Notwithstanding the foregoing, Lenders’ and Agent’s consent, waiver and agreement herein is subject to the satisfaction of the following conditions:

i.                                          the ITSM Disposition is consummated in accordance with the terms and conditions expressly contained in the Purchase Agreement as of the date of this Amendment and the documentation related to the ITSM Disposition shall be in form and substance satisfactory to Agent;

ii.                                       the promissory notes issued to Borrower in connection with the ITSM Disposition shall have been delivered to Agent and pledged as collateral as required by the Guaranty and Security Agreement;

iii.                                    Agent shall have received a fully executed copy of the documents executed in connection with the Purchase Agreement;

iv.                                   notwithstanding anything to the contrary set forth herein or in the Credit Agreement, Borrower shall remit the Net Proceeds received in connection with the ITSM Disposition to Agent and Agent shall apply such Net Proceeds in the manner set forth in Section 1.8(f) of the Credit Agreement; and

v.                                      such other items as Agent shall reasonably request.

4.02                        Except as set forth in Section 4.01, nothing contained herein shall be construed as a waiver by Agent or any Lender of any covenant or provision of the Credit Agreement, the other Loan Documents, this Amendment, or of any other contract or instrument between Borrower, any Credit Party, Agent and/or any Lender, and Agent’s or any Lender’s failure at any time or times hereafter to require strict performance by Borrower or any Credit Party of any provision thereof shall not waive, affect or diminish any right of Agent and/or any Lender to thereafter demand strict compliance therewith.  Agent and Lenders hereby reserve all rights granted under the Credit Agreement, the other Loan Documents, this Amendment and any other contract or instrument between Borrower, any Credit Party, Agent and/or any Lender.

ARTICLE V

RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

5.01                        Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and the other Loan Documents, and except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect.  Borrower, Credit Parties, Agent and Lenders agree that the Credit Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

5.02                        Representations and Warranties.  Borrower hereby represents and warrants to Agent and Lenders that (a) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith have been authorized by all requisite corporate action on the part of Borrower and will not violate the Certificate of Incorporation or Bylaws of Borrower; (b) the representations and warranties contained in the Credit Agreement, as amended hereby, and any other Loan Document are true and correct in all material respects on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date, except for any representation or warranty limited by its terms to a specific date; (c) no Event of Default or Default under the Credit Agreement has occurred and is continuing, unless such Event of Default or Default has been specifically waived in writing by Lenders; and (d) Borrower is in full compliance with all covenants and agreements contained in the Credit Agreement and the other Loan Documents, as amended hereby.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.01                        Survival of Representations and Warranties.  All representations and warranties made in the Credit Agreement or any other Loan Document, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Agent or any Lender or any closing shall affect the representations and warranties or the right of Agent or any Lender to rely upon them.

6.02                        Reference to Credit Agreement.  Each of the Loan Documents, including the Credit Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement, as amended hereby.

6.03                        Expenses of Agent.  As provided in the Credit Agreement, Borrower agrees to promptly pay all fees, costs and expenses incurred by Agent (including attorneys’ fees and expenses, the allocated cash of Agent’s internal legal staff and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the review, negotiation, preparation, documentation and execution of this Amendment.

6.04                        Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

6.05                        Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of Agent and Lenders and Borrower and their respective successors and assigns, except Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Agent and Lenders.

6.06                        Counterparts.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

6.07                        Effect of Waiver.  No consent or waiver, express or implied, by Agent or any Lender to or for any breach of or deviation from any covenant or condition by Borrower shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

6.08                        Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

6.09                        Applicable Law.  THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.10                        Final Agreement.  THE LOAN DOCUMENTS, AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED.  THE LOAN DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NOT UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY BORROWER, CREDIT PARTIES, LENDERS AND AGENT.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

Borrower:

BANCTEC, INC.

By:
Name:
Title:

Credit Parties:

BTC VENTURES, INC., a Delaware corporation

By:
Name:
Title:

BTI TECHNOLOGIES, L.P., a Texas limited partnership

By:	BancTec, Inc., its General Partner

By:
Name:
Title:

BTC INTERNATIONAL HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

BANCTEC THIRD PARTY MAINTENANCE, INC., a Texas corporation

By:
Name:
Title:

BANCTEC (PUERTO RICO), INC., a Delaware corporation

By:
Name:
Title:

RECOGNITION MEXICO HOLDING, INC., a Delaware corporation

By:
Name:
Title:

DocuData Solutions, L.C., a Texas limited liability company

By:
Name:
Title:

Agent:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

Lenders:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

WELLS FARGO FOOTHILL, LLC

By:
Name:
Title: